IDENTIVE GROUP ACQUIRES POLYRIGHT SA

Acquisition Expands Multicard’s Reach in the European Education and Healthcare Markets

SANTA ANA, Calif. and ZURICH, Switzerland, July 19, 2011 – Identive Group, Inc. (NASDAQ: INVE; Frankfurt: INV), a provider of products, services and solutions for the security, identification and RFID industries, today announced the acquisition of polyright SA, a provider of identity management solutions for the education and healthcare markets based in Sion, Switzerland. The acquisition was made pursuant to an agreement executed on July 18, 2011 between Identive’s Multicard AG subsidiary and polyright’s co-owners, Securitas AG and the Kudelski Group (SIX: KUD.S).

Founded in 1997 and with offices in Sion, Zurich and Lausanne, polyright is the leading Swiss provider of identity management platforms and open-ended rights and services management solutions for higher education, healthcare and industry. The company’s core competence is the development, installation and maintenance of single-credential, multi-function identity management and cashless payment solutions integrated with third-party systems such as enterprise resource planning or access control. polyright’s platform allows integration of such functions as personnel and user management, physical and logical access control, cashless payment, and use of third-party services such as car parking, bicycle/vehicle rental, printing and photocopying and similar applications.

Ayman S. Ashour, chairman and chief executive officer of Identive Group, commented, “polyright’s exceptional position in the education and healthcare markets in Switzerland will provide a strong addition to our Multicard business in the loyalty and commercial sectors. The polyright team has done an excellent job in building an identity management software platform that allows for easy integration of multiple applications, and their reach to leading clients in Switzerland as well as their direct link to consumers is an important attraction for us.”

Mauro Saladini, chief financial officer of the Kudelski Group, stated, “We are very happy to have found the right partner who will further develop polyright’s activities. Our decision to sell our equity position in polyright is an outcome of the strategic review of the Kudelski Group activities announced in February 2011.”

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Hans Winzenried, chief executive officer Swiss Securitas Group, said, “We are convinced that Identive Group will further strengthen polyright’s products and services. I am glad that we can continue to offer and sell the polyright solution to our customer base.”

Thierry Gattlen, founder and chief executive officer of polyright, commented, “We are excited to join Identive as we see strong alignment with Identive’s market activities around identity management. We believe we can provide additional market opportunities for the company in Switzerland and look forward to the continuation and expansion of our excellent cooperation with the Kudelski and Securitas groups.”

About Identive Group

Identive Group, Inc. (NASDAQ: INVE; Frankfurt Stock Exchange: INV) is an international technology company focused on building the world’s signature group in secure identification-based technologies. The businesses within Identive Group have deep industry expertise and are well-known global brands in their individual markets, providing leading-edge products and solutions in the areas of physical and logical access control, identity management and RFID systems to governments, commercial and industrial enterprises and consumers. Identive’s growth model is based on a combination of strong technology-driven organic growth from the businesses within the group and disciplined acquisitive development. For additional info visit: www.identive-group.com.

About polyright SA

Founded in 1997 in Sion (originally under the name Sport Access), polyright SA develops and sells a unique multi-function RFID card solution targeted to the Education, Health and Industry segments. With high-end customers in the segment of Universities, polyright has a leading market position in Switzerland and is one of the only suppliers of multi-function systems. Every day more than 150,000 students use a polyright card to access, pay, copy, print or even ride a bicycle. For more information, please visit www.polyright.com.

About the Kudelski Group

The Kudelski Group (SIX: KUD.S) is a world leader in digital security and convergent media solutions for the delivery of digital and interactive content. Its technologies are used in a wide range of services and applications requiring access control and rights management to secure the revenue of content owners and service providers for digital television and interactive applications across broadcast, broadband and mobile delivery networks. The Kudelski Group is also a world technology leader in the area of access control and management of people or vehicles to sites and events. It additionally offers professional recorders and high-end hi-fi products. The Kudelski Group is headquartered in Cheseaux-sur-Lausanne, Switzerland. For more information, please visit www.nagra.com.

About the Swiss Securitas Group

The Swiss Securitas Group is a world leader in the field of security (www.securitas.ch) and has been in business for 104 years. With its “Security Services” and “Alarm and Security Systems” divisions it gives its clients the benefit of comprehensive solutions for all aspects of security (guards, fire warning, protection against breaking and entry, CCTV, access control, mission and alarm centers etc.) in Switzerland, Europe and worldwide. The

Securitas Group headquarters is located in Zollikofen/Bern. Securitas is a family business. Samuel Spreng, the Chairman of the Board of Directors, represents the third generation. The Group reported sales of just under CHF 1 billion in 2010 and employs nearly 12,000 persons.

Note Regarding Forward Looking Information

This press release contains "forward-looking" statements about our business, as that term is defined under the federal securities laws. We intend such forward-looking statements to be subject to the safe harbor created by those laws. We caution that these statements are qualified by important factors that could cause actual results to differ materially from those reflected by the forward-looking statements contained herein. Such factors include, but are not limited to, our ability to successfully integrate polyright SA into our operations and other risks and uncertainties related to our business as detailed in our Annual Report on Form 10-K for the year ended December 31, 2010 and subsequent reports filed with the U.S. Securities and Exchange Commission.

Contacts:

Identive Group:
Darby Dye	Annika Oelsner
+1 949 553-4251	+49 89 9595 5220
ddye@identive-group.com	aoelsner@identive-group.com

Rudy Barrio (Investors)	Len Hall (Media)
+1 212 691 8087	+1 949 474 4300
r.barrio@allencaron.com	len@allencaron.com

polyright SA:
Thierry Gattlen
CEO
+41 27 323 09 10
thierry.gattlen@polyright.com

Kudelski Group:
Santino Rumasuglia	Daniel Herrera
Head of Investor Relations	Head of Corporate Communications
+41 21 732 01 24	+41 21 732 01 81
santino.rumasuglia@nagra.com	daniel.herrera@nagra.com

Securitas AG:
Reto Casutt
Secretary General
+41 31 910 12 14
reto.casutt@securitas.ch